Exhibit 10.2

LINCOLN ELECTRIC HOLDINGS, INC.

2023 EQUITY AND INCENTIVE COMPENSATION PLAN

Restricted Stock Unit Agreement

WHEREAS, Lincoln Electric Holdings, Inc. maintains the Company’s 2023 Equity and Incentive Compensation Plan, as may be amended from time to time (the “Plan”), pursuant to which the Company may award Restricted Stock Units (“RSUs”) to officers and certain key employees of the Company and its Subsidiaries;

WHEREAS, the Grantee, whose name is set forth on the “Dashboard” tab on the Morgan Stanley StockPlan Connect portal, a secure third-party vendor website used by the Company (to be referred to herein as the “Grant Summary”), is an employee of the Company or one of its Subsidiaries; and

WHEREAS, the Grantee was awarded RSUs under the Plan by the Compensation and Executive Development Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) on the Date of Grant in 20__, as set forth on the Grant Summary (the “Date of Grant”), and the execution of an Evidence of Award in the form hereof (this “Agreement”) has been authorized by a resolution of the Committee duly adopted on such date.

NOW, THEREFORE, pursuant to the Plan and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to the Grantee the award of the number of RSUs set forth on the Grant Summary.

1.	Definitions. Unless otherwise defined in this Agreement (including on Exhibit A hereto), terms used in this Agreement with initial capital letters will have the meanings assigned to them in the Plan. Certain terms used herein with initial capital letters will have the meanings set forth on Exhibit A hereto.
2.	Issuance of RSUs. The RSUs covered by this Agreement shall be issued to the Grantee effective upon the Date of Grant. Each RSU entitles the Grantee to receive one Common Share (or to have one Common Share credited to the Grantee’s account under the Deferred Compensation Plan, if elected) upon the Grantee’s Distribution Date. The Grantee shall not have the rights of a shareholder with respect to such RSUs, except as provided in Section 10, provided that such RSUs, together with any additional RSUs that the Grantee may become entitled to receive by virtue of a share dividend, a merger or a reorganization in which Lincoln Electric Holdings, Inc. is the surviving corporation or any other change in the capital structure of Lincoln Electric Holdings, Inc., shall be subject to the restrictions hereinafter set forth.
3.	Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, the RSUs subject to this grant may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, until the Distribution Date; provided, however, that the Grantee’s rights with respect to such RSUs may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 3 shall be void, and the other party

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to any such purported transaction shall not obtain any rights to or interest in such RSUs or the underlying Common Shares. The Company in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the RSUs subject to this Agreement.
4.	Vesting of RSUs. Subject to the terms and conditions of Sections 5, 6 and 7 hereof, all of the RSUs covered by this Agreement shall become nonforfeitable upon the Grantee remaining in the continuous employment of the Company or a Subsidiary until the third anniversary of the Date of Grant (the period of time from the Date of Grant to the third anniversary, the “Restriction Period”).
5.	Effect of Change in Control. Unless otherwise determined by the Committee:
(a)	In the event a Change in Control occurs during the Restriction Period, the RSUs covered by this Agreement shall become nonforfeitable to the extent Section 12(c)(1) of the Plan applies.
(b)	If a Replacement Award is provided in connection with the Change in Control, notwithstanding anything in this Agreement or the Plan to the contrary, any outstanding RSUs that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control and will be paid within 15 days of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to Section 8.
6.	Effect of Death, Disability or Retirement.
(a)	The RSUs subject to this Agreement shall become immediately nonforfeitable in full (i) upon the death of the Grantee while in the employment of the Company or any Subsidiary, or (ii) if the Grantee’s employment with the Company or any Subsidiary is terminated by the Company or any Subsidiary as a result of the Grantee becoming Disabled.
(b)	If, prior to the end of the Restriction Period and at a time when no grounds exist for a termination for Cause of the Grantee’s employment with the Company or any Subsidiary, (i) the Grantee terminates employment with the Company or any Subsidiary after either (A) the Grantee attains age 60 and completes five years of continuous employment or (B) the Grantee attains age 55 and completes 15 years of continuous employment, and (ii) prior to such termination of employment, the Grantee has taken all action necessary to accept the RSUs subject to this Agreement through the Morgan Stanley StockPlan Connect portal (or its successor), then the RSUs subject to this Agreement shall become immediately nonforfeitable in full upon such termination of employment.

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7.	Effect of Termination of Employment and Unfair Competition.
(a)	In the event that the Grantee’s employment shall terminate in a manner other than any specified in Section 5 or Section 6 hereof, the Grantee shall forfeit any RSUs that have not become nonforfeitable prior to or at the time of such termination as follows:
(i)	except as described in the following clause (ii), at the time of such termination; or
(ii)	if Section 12(c)(i)(B) of the Plan applies to the Grantee, then on the twelve-month anniversary of the Grantee’s termination of employment if the RSUs do not become nonforfeitable on or prior to such twelve-month anniversary;

provided, however, that the Board upon recommendation of the Committee may order that part or all of such RSUs become nonforfeitable.

(b)	Notwithstanding anything in this Agreement to the contrary, unless otherwise determined by the Company, if the Company determines that the Grantee has engaged in unfair competition by failing to comply with any restrictive covenants applicable to the Grantee under any Proprietary Information, Inventions and Restrictive Covenant Agreement (“RCA”) that applies to the Grantee, the Grantee shall forfeit any RSUs that have not become nonforfeitable. In addition, if the Company makes such an unfair competition determination, it may demand and receive from the Grantee a restoration of the value of benefits the Grantee received from the Plan in reliance upon the Grantee’s commitment to enter into and remain in compliance with the RCA (as reflected in Section 19), to the fullest extent permitted by law. Accordingly, if the Company demands it, the Grantee shall, within thirty (30) days of the Company’s written demand, (x) return to the Company all the Common Shares that the Grantee has not disposed of that were issued in payment of RSUs that became nonforfeitable pursuant to this Agreement and an amount in cash equal to any related dividend equivalents awarded under Section 10(b) hereof, including amounts the Grantee elected to defer under Section 9 hereof, within a period of one (1) year prior to the date of the commencement of such unfair competition if the Grantee is an employee of the Company or a Subsidiary, or within a period of one (1) year prior to termination of employment with the Company or a Subsidiary if the Grantee is no longer an employee of the Company or a Subsidiary, and (y) with respect to any Common Shares so issued in payment of RSUs pursuant to this Agreement that the Grantee has disposed of, including amounts the Grantee elected to defer under Section 9 hereof, pay to the Company in cash the aggregate Market Value per Share of those Common Shares on the Distribution Date plus an amount in cash equal to any related dividend equivalents awarded under Section 10(b) hereof, in each case as reasonably determined by the Company. To the extent that such amounts are not promptly paid to the Company, the Company may (to the fullest extent allowed by law) set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Grantee.

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8.	Time of Payment of RSUs.
(a)	With respect to RSUs (or any portion of RSUs) that constitute deferred compensation within the meaning of Section 409A of the Code (after taking into account any applicable exemptions from Section 409A of the Code), payment for such RSUs, if any, that are vested as of such date as determined in accordance with Section 409A of the Code (less any RSUs which became vested and were paid on an earlier date) shall be made on (or within 15 days after) the earliest of the following dates:
(i)	the last day of the Restriction Period specified in Section 4;
(ii)	the date of the Grantee’s death;
(iii)	the date the Grantee experiences a separation from service with the Company (determined in accordance with Section 409A of the Code); provided, however, that if the Grantee on the date of separation from service is a “specified employee” (within the meaning of Section 409A of the Code determined using the identification methodology selected by the Company from time to time), payment for the RSUs will be made on the tenth business day of the seventh month after the date of the Grantee’s separation from service or, if earlier, the date of the Grantee’s death; and
(iv)	the date of a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (each within the meaning of Section 409A of the Code).
(b)	With respect to RSUs (or any portion of RSUs) that do not constitute deferred compensation within the meaning of Section 409A of the Code (after taking into account any applicable exemptions from Section 409A of the Code), payment for such RSUs shall be made within 60 days of the date on which such RSUs become nonforfeitable and in all events within the short-term deferral period specified in Treasury Regulation § 1.409A-1(b)(4).
9.	Deferral of RSUs. The Grantee may elect to defer receipt of the Common Shares underlying the RSUs subject to this Agreement beyond the Distribution Date, pursuant to and in accordance with the terms of the Deferred Compensation Plan.
10.	Dividend Equivalents and Other Rights.
(a)	Except as provided in this Section, the Grantee shall not have any of the rights of a shareholder with respect to the RSUs covered by this Agreement; provided, however, that any additional Common Shares, share rights or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of Lincoln Electric Holdings, Inc. shall be subject to the same restrictions as the RSUs covered by this Agreement.

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(b)	The Grantee shall have the right to receive dividend equivalents with respect to the Common Shares underlying the RSUs on a deferred basis and contingent on vesting of the RSUs. Dividend equivalents on the RSUs covered by this Agreement shall be sequestered by the Company from and after the Date of Grant until the Distribution Date, whereupon such dividend equivalents shall be paid to the Grantee in the form of cash (or credited to the Grantee’s account under the Deferred Compensation Plan, if elected), to the extent such dividend equivalents are attributable to RSUs that have become nonforfeitable. To the extent that RSUs covered by this Agreement are forfeited pursuant to Section 7 hereof, all the dividend equivalents sequestered with respect to such RSUs shall also be forfeited. No interest shall be payable with respect to any such dividend equivalents.
(c)	Under no circumstances will the Company distribute or credit dividend equivalents paid on RSUs as described in Section 10(b) until the Grantee’s Distribution Date. The Grantee will not be entitled to vote the Common Shares underlying the RSUs until the Grantee receives such Common Shares on or after the Distribution Date.
(d)	Notwithstanding anything to the contrary in this Section 10, to the extent that any of the RSUs become nonforfeitable pursuant to this Agreement and the Grantee elects pursuant to Section 9 to defer receipt of the Common Shares underlying the RSUs beyond the Distribution Date in accordance with the terms of the Deferred Compensation Plan, then the right to receive dividend equivalents thereafter will be governed by the Deferred Compensation Plan from and after the Distribution Date.
11.	Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for applicable income and employment tax and other required withholding purposes with respect to the RSUs evidenced by this Agreement, the Grantee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state local or foreign taxes of any kind required by law to be withheld with respect to such amount. The Grantee agrees that any required minimum withholding obligations shall be settled by the withholding of a number of Common Shares that are payable to the Grantee upon vesting of RSUs under this Agreement with a value equal to the amount of such required minimum withholding. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements.
12.	No Right to Employment. This award of RSUs is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. This award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Grantee at any time. For purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or any Subsidiary,

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by reason of (a) the transfer of the Grantee’s employment among the Company and any Subsidiary or (b) an approved leave of absence.
13.	Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
14.	Agreement Subject to the Plan. The RSUs evidenced by this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.
15.	Data Privacy.
(a)	The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this document by and among, as applicable, the Grantee’s employer (the “Employer”), and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
(b)	The Grantee understands that the Company, its Subsidiaries and the Employer hold certain personal information about the Grantee, including, but not limited to, name, home address, email address and telephone number, date of birth, social security, passport or insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all RSUs or any other entitlement to Common Shares awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Grantee’s favor for the purpose of implementing, managing and administering the Plan (“Data”).
(c)	The Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere (in particular the United States), and that the recipient country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Grantee authorizes the Company, Morgan Stanley Smith Barney, LLC and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Grantee may elect to deposit any Common Shares acquired under the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or

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refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Grantee understands that refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
(d)	If the Grantee is resident in California, the Grantee’s attention is drawn to Schedule 2 to this Agreement, Employee Data Privacy Notice (United States), which addresses the California Consumer Privacy Act of 2018, as amended (CCPA).
16.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that subject to Section 11 of the Plan and Section 20 of this Agreement, no such amendment shall adversely affect the rights of the Grantee with respect to the RSUs without the Grantee’s consent.
17.	Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.
18.	Governing Law/Venue. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio. All legal actions or proceedings relating to this Agreement shall be brought exclusively in the U.S. District Court for the Northern District of Ohio, Eastern Division or the Cuyahoga County Court of Common Pleas, located in Cuyahoga County, Ohio.
19.	Restrictive Covenant Agreement. The grant of the RSUs under this Agreement is contingent upon the Grantee having executed the most recent version of the Company’s RCA and having returned it to the Company, and the Grantee being in compliance, and remaining in compliance, with the Grantee’s obligations under the RCA.
20.	RSUs Subject to Clawback Policy. Notwithstanding anything in this Agreement to the contrary, (a) this Agreement and the RSUs covered by this Agreement (and the Grantee’s other performance-based incentive compensation or related amounts) shall be subject to the Company’s Supplemental Recovery of Funds Policy (or any similar clawback policy applicable to the Grantee), with which the Grantee shall comply, under their terms and conditions as may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act and any applicable rules or regulations (including applicable rules and regulations of any national securities exchange or national securities association on which the Common Shares may be traded) (the “Compensation Recovery Policy”), and (b) the Grantee acknowledges and agrees that any and all applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
21.	Section 409A of the Code. To the extent applicable, it is intended that this Agreement be designed and operated within the requirements of Section 409A of the Code (including any

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applicable exemptions) and, in the event of any inconsistency between any provision of this Agreement or the Plan and Section 409A of the Code, the provisions of Section 409A of the Code shall control. Any provision in the Plan or this Agreement that is determined to violate the requirements of Section 409A of the Code shall be void and without effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Any provision that is required by Section 409A of the Code to appear in the Agreement that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision was expressly set forth herein. Any reference in the Agreement to Section 409A of the Code or a Treasury Regulation section shall be deemed to include any similar or successor provisions thereto.
22.	Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
23.	Appendix. Notwithstanding any provisions in this Agreement, the grant of RSUs is also subject to the special terms and conditions set forth in Appendix A to this Agreement if the Grantee resides in one of the countries listed therein. Moreover, if the Grantee relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.

The Grantee hereby acknowledges receipt of this Agreement and accepts the right to receive the RSUs evidenced hereby subject to the terms and conditions of the Plan and the terms and conditions herein above set forth and represents that the Grantee understands the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if the Grantee manually signed this Agreement.

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THIS AGREEMENT is executed in the name and on behalf of the Company on the Date of Grant as set forth in the Grant Summary.

LINCOLN ELECTRIC HOLDINGS, INC.

Steven B. Hedlund President and Chief Executive Officer

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EXHIBIT A

For purposes of this Agreement, the following terms shall have the following meanings:

1.	“Deferred Compensation Plan” means the Lincoln Electric Holdings, Inc. 2005 Deferred Compensation Plan for Executives, in effect from time to time.
2.	“Disabled” means that the Grantee is disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Grantee at the relevant time. In the event that the Company does not maintain a long-term disability plan at any relevant time, the Committee shall determine, in its sole discretion, that a Grantee is “Disabled” if the Grantee meets one of the following requirements: (a) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s accident and health or long-term disability plan or any similar plan maintained by a third party, but excluding governmental plans, or (c) the Social Security Administration determines the Grantee to be totally disabled.
3.	“Distribution Date” means the date on which the Common Shares represented by nonforfeitable RSUs shall be distributed to the Grantee as specified in Section 8 (or would have been so distributed absent an election under the Deferred Compensation Plan).
4.	“Separation from Service” shall have the meaning given in Section 409A of the Code, and references to employment termination or termination of employment in this Agreement shall be deemed to refer to a Separation from Service. In accordance with Treasury Regulation §1.409A-1(h)(1)(ii) (or any similar or successor provisions), a Separation from Service shall be deemed to occur, without limitation, if the Company and the Grantee reasonably anticipate that the level of bona fide services the Grantee will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.

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Schedule 1

CCPA Notice

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Appendix A

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